PROSPECTUS SUPPLEMENT No. 2	Filed pursuant to Rule 424(b)(3)
(To Registration Statement on Form S-3 dated August 31, 2010)	Registration No. 333-168012

ERHC Energy Inc.

Up to 246,486,285 Shares of Common Stock
Issuable Upon Exercise of
Rights to Subscribe for Such Shares at $0.075 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to 246,486,285 shares of our common stock.  You will receive one subscription right for every three (3) shares of common stock owned at the close of business on December 17, 2012, subject to adjustment to eliminate fractional subscription rights.

Each subscription right will entitle you to purchase one (1)  share of our common stock at a subscription price of $0.075 per full share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right and limited to the maximum number of shares of common  stock offered in the rights offering, less the number of shares purchased under the basic subscription privilege. We will not issue or pay cash in lieu of fractional subscription rights or fractional shares; rather, fractional subscription rights and fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be rounded down to the nearest whole share. If fully subscribed, we will realize aggregate gross proceeds of $18,486,471from the exercise of subscription rights under the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., central time, on January 31, 2013, unless we extend the rights offering period. We have the option to extend the period for exercising your subscription rights for a period not to exceed 45 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors.  We are not requiring a minimum subscription to complete the rights offering.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable thereafter.

Our board of directors is making no recommendation regarding your exercise of the subscription rights.  The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market, specifically including the OTC Bulletin Board.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Our common stock is traded on the OTC Bulletin Board under the symbol “ERHE.”  On December 20, 2012, the closing sales price for our common stock was $0.08 per share.

Exercising the subscription rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section of this prospectus supplement entitled “Risk Factors” beginning on page 15 and all other information relating to risks in any documents we incorporate by reference into this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

i

	Per Share	Aggregate (1)

Subscription Price	$0.0750	$18,486,471
Estimated Expenses	$0.0009	$221,838
Net Proceeds to Company	$0.0741	$18,264,633

(1)	Assumes rights offering is fully subscribed

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.

If you have any questions or need further information about this rights offering, please call Corporate Stock Transfer, Inc., the subscription agent for the rights offering, at (303) 282-4800.

The date of this prospectus supplement is December 27, 2012

ii

PROSPECTUS SUPPLEMENT
Page

About This Prospectus Supplement	1
Incorporation of Certain Information by Reference	1
Questions and Answers Relating to the Rights Offering	2
Prospectus Supplement Summary	8
Risk Factors	15
Forward-Looking Statements	24
Use of Proceeds	25
Dilution	26
Rights Offering	27
Material United States Federal Income Tax Consequences	36
Price Range of Common Stock and Dividend Policy	41
Description of Capital Stock	42
Description of Subscription Rights	44
Plan of Distribution	46
Where You Can Find More Information	47
Legal Matters	47
Experts	47

PROSPECTUS
Page

About This Prospectus	ii
Where You Can find More Information	ii
Forward-Looking Statements	iii
About ERHC Energy Inc.	1
Risk Factors	5
Use of Proceeds	11
Description of Securities	12
Description of Capital Stock	12
Description of Warrants	15
Description of Units	17
Legal Ownership of Securities	18
Plan of Distribution	21
Legal Matters – Validity of Securities	23
Experts	23

iii

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context indicates otherwise, references in this prospectus supplement to “ERHC Energy,” “we,” “us,” “our,” and “the Company” refer to ERHC Energy Inc. and its consolidated subsidiaries.  When we refer to "you" in this section, we mean the holders of the subscription rights under the rights offering described in this prospectus supplement, whether they are the record holders or only indirect owners of such rights.

This prospectus supplement provides the specific details regarding the rights offering, and supplements the information about the Company and its operations contained in the base prospectus dated October 6, 2010, included in the registration statement (Registration No. 333-168012) on Form S-3.  Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering, and if information in this prospectus supplement is inconsistent with the base prospectus, you should rely on this prospectus supplement.

You should also read and consider the information in the documents, including our annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, that we have incorporated hereinbelow under “Incorporation of Certain Documents by Reference”, as well as other information referred elsewhere in this prospectus supplement under “Where You Can Find More Information” before electing to exercise your subscription rights for our securities.

We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus.  You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates on the front of this prospectus supplement or the accompanying prospectus or that any document that we incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its filing date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Forms 10-K for the year ended September 30, 2012, filed with the SEC on December 11, 2012;

•
our Current Reports on Forms 8-K (excluding Items 2.02 and 7.01 and related exhibits) filed with the SEC on each of January 12, 2012, February 15, 2012, April 12, 2012, May 2, 2012, July 10, 2012, July 19, 2012, October 12, 2012, October 16, 2012, December 18, 2012 and December 27, 2012; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 5, 2010, and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until expiration of the rights offering..

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from the more detailed descriptions of the terms and conditions of the rights offering contained elsewhere in this prospectus supplement. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a corporation. We are distributing to holders of our common stock on December 17, 2012, the “record date,” at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every three (3) shares of common stock you owned as of 5:00 p.m., central time, on the record date, subject to adjustment to eliminate fractional subscription rights. The subscription rights will be evidenced by a form of shareholder subscription rights agreement accompanying this prospectus supplement.  Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase one (1) share of our common stock at a subscription price of $0.075 per full share. We have distributed to you, as a shareholder of record as of 5:00 p.m., central time, on the record date, one subscription right for every three (3) shares of our common stock you owned at that time.  We will not issue or pay cash in lieu of fractional shares, but will round down fractional shares of our common stock resulting from the exercise of the basic subscription privilege to the nearest whole share.  For example, if you owned 100 shares of our common stock as of 5:00 p.m., central time, on the record date, you would receive 33 subscription rights enabling you to purchase 33 shares of common stock (33.33 rounded down to the nearest whole share) at $0.075 per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for every three (3) shares of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase one (1) share of common stock at $0.075 per full share.

What is the over-subscription privilege?

We do not expect all of our shareholders to exercise all of their basic subscription privileges. The over-subscription privilege provides rights holders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other rights holders. If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right, and limited to the maximum number of shares of common stock offered in the rights offering, less the number of shares purchased under the basic subscription privilege.

To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights in full, based on the respective number of shares each such holder held as of the record date over the outstanding shares of the common stock at such time (in each case, without giving effect to the number of shares subscribed for under the basic subscription privilege).  If this pro rata allocation results in any rights holder receiving a greater number of common shares than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining common shares will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. See “The Rights Offering—Subscription Privileges —Over-Subscription Privilege.”

Will fractional subscription rights or fractional shares be issued?

No. We will not issue or pay cash in lieu of fractional subscription rights or fractional shares.  Fractional subscription rights and fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the over-subscription privilege will be eliminated by rounding down to the nearest whole subscription right or whole share, as applicable, to ensure that we offer no more than 246,486,285 shares of common stock in the rights offering, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Are there any limits on the number of shares you may purchase in the rights offering or own as a result of the rights offering?

Yes.  Any purchases in the rights offering are inherently limited by the terms as described, including (i) with respect to the basic subscription privilege, that number of shares of common stock equal to the number of subscription rights attributable to you as set forth in the form of shareholder subscription rights agreement accompanying this prospectus supplement, and (ii) with respect to the over-subscription privilege, the maximum number of shares of common stock offered in the rights offering, less the aggregate number of shares purchased under the basic subscription privilege.

How was the $0.075 per full share subscription price determined?

Our board of directors approved the subscription price after considering recent closing sales and volume weighted average prices of our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, our need for liquidity in light of near-term funding obligations with respect to our recently acquired interests in the Republics of Chad and Kenya, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be indicative of the fair value of our common stock to be offered in the rights offering.

Are you required to exercise any or all of the subscription rights received in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, because up to 246,486,285 shares of our common stock will be issued if the rights offering is fully subscribed, your percentage ownership in the Company could be significantly diluted after the completion of the rights offering in the event that you do not exercise any of your subscription rights.

How soon must you act to exercise your subscription rights?

The subscription rights may be exercised beginning on the date of this prospectus supplement through the expiration date, which is January 31, 2013, at 5:00 p.m., central time, unless our board of directors extends such time.  If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee on or before the expiration date.

When will you receive your shareholder subscription rights agreement?

A form of shareholder subscription rights agreement accompanying the prospectus supplement  will be sent by the subscription agent to each registered holder of our common stock as of the close of business on the record date, based on our shareholder registry maintained by the transfer agent for our common stock.

If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive an actual shareholder subscription rights agreement. Instead, as described in this prospectus supplement, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate shareholder subscription rights agreement, you should promptly contact your broker, bank, or other nominee and request a separate shareholder subscription rights agreement. It is not necessary to have a physical shareholder subscription rights agreement to elect to exercise your rights if your shares are held by a broker, bank, or other nominee.

How do you exercise your subscription rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

▪
deliver a properly completed and executed shareholder subscription rights agreement or a Notice of Guaranteed Delivery to the subscription agent before 5:00 p.m., central time, on January 31, 2013 unless the deadline is extended; and

▪	deliver payment to the subscription agent using the methods outlined in this prospectus supplement.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the shareholder subscription rights agreement, the payment received will be applied to exercise your subscription right to acquire the number of whole shares of common stock equal to the payment amount divided by $0.075, with any remaining amount refunded to you. If the payment exceeds the subscription price for the full exercise of your subscription right, the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

If you are a holder of record and you wish to exercise your subscription rights but will be unable to deliver the shareholder subscription rights agreement prior to the expiration date, you may deliver a Notice of Guaranteed Delivery in accordance with this prospectus supplement. See “The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.”

To whom should you send your forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send “Beneficial Ownership Election Form” (described below), and your payment to that record holder in accordance with the instructions you receive from that record holder.

If you are the record holder, then you should send your shareholder subscription rights agreement and payment by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:

Corporate Stock Transfer, Inc.	Corporate Stock Transfer, Inc.
Attn: Operations Department	Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430	3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209	Denver, Colorado 80209

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing either by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above or by wire transfer of immediately available funds directly into the account maintained by Corporate Stock Transfer, Inc. (as Subscription Agent for the ERHC Energy Inc.) for purposes of accepting subscriptions in this rights offering at Key Bank, 1675 Broadway, Suite 300, Denver, CO  80202, ABA # 307070267, Account # 765071004376 Corporate Stock Transfer FBO ERHC Energy Inc., with reference to the subscription rights holder's name.

You are solely responsible for completing delivery to the subscription agent of your shareholder subscription rights agreement and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What should you do if you want to participate in the rights offering, but your shares are held in the name of your broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your common shares. We will ask your broker, bank, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

After you send in your payment and shareholder subscription rights agreement, may you change or cancel your exercise of subscription rights?

No. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $0.075 per whole share.

Can our board of directors extend, cancel or amend the rights offering?

Yes. Our board of directors has the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 45 days, although it does not presently intend to do so. If our board of directors elects to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., central time, on the next business day after the most recently announced expiration of the rights offering.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right, for any reason, to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, promptly following any such occurrence we will issue a press release announcing any changes with respect to this rights offering and, if extended to allow holders more time to make new investment decision, the new expiration date. You will have the opportunity to cancel your initial subscription and be refunded any money you advanced, as well as receive an amended prospectus supplement, reflecting the fundamental changes, to make a new investment decision.  The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

If the rights offering is canceled, will your subscription payment be refunded to you?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Are there risks in exercising your subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus supplement.

If you exercise your subscription rights, when will you receive your new shares?

We will issue the shares for which you have subscribed pursuant to your subscription rights promptly following the closing of the rights offering, provided the subscription agent has received a properly completed and executed shareholder subscription rights agreement (or notice of guaranteed delivery, if applicable), together with payment of the subscription price for each share of common stock subscribed for pursuant to your subscription right.

May you transfer your subscription rights?

No.  The subscription rights are not transferable.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital in a cost-effective manner that allows all shareholders to participate on a pro rata basis.  Subject to the treatment of fractional subscription rights under this rights offering, our shareholders may avoid dilution of their respective ownership interests in the Company if all shareholders exercise their subscription rights.  We intend to use the net proceeds from the rights offering for: (i) specific exploration and development activities under proposed work programs with respect to our exploration acreage in the Republics of Chad and Kenya, and (ii) general corporate purposes, including, without limitation, regulatory affairs expenses, capital expenditures, potential acquisitions and working capital.  See “Use of Proceeds.”

How much money will we receive from the rights offering?

Assuming that the rights offering is fully subscribed, we will receive aggregate gross proceeds of $18,486,471.

How many shares of common stock and common stock will be outstanding after the rights offering?

As of December 17, 2012, we had 737,833,835 shares  of common stock issued and outstanding. We expect to issue a maximum of 246,486,285 shares of our common stock in this rights offering through the exercise of subscription rights. Assuming the rights offering is fully subscribed and no options or warrants are exercised prior to the expiration of the rights offering, we anticipate that we will have 984,320,120 shares of our common stock outstanding immediately after completion of the rights offering.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors has not made, nor will it make, any recommendation to shareholders regarding the exercise of subscription rights under the rights offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your subscription rights.

Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your subscription rights in full, your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus supplement entitled “Risk Factors.”

Although each member of our board of directors has indicated his intent to exercise some or all of the subscription rights he will receive in the rights offering to the extent he has available resources, you should not view the board members’ intentions as a recommendation or other indication, by either our board of directors or any member thereof, that you should exercise your subscription rights.

Have any shareholders indicated that they will or will not exercise their subscription rights?

Each member of our board of directors has indicted his intent to exercise some or all of his subscription rights to the extent that he has available resources. No other shareholder has indicated to us at this time that they will or will not exercise their subscription rights, including our largest shareholder, Sir Emeka Offor, who directly and indirectly through Chrome Oil Services Ltd., Chrome Energy, LLC and their affiliates, held shares representing, in the aggregate, approximately 41.7 % of our common stock outstanding as of December 17, 2012.

May shareholders in all states participate in the rights offering?

Although we intend to distribute the rights to all shareholders, we reserve the right in some states to require shareholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

What fees or charges apply if you purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences to you of receiving or exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material United States Federal Income Tax Consequences.”

Whom should you contact if you have other questions?

If you have other questions or need assistance, please contact the subscription agent, Corporate Stock Transfer, Inc. at  (303) 282-4800. For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference therein. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section in this prospectus supplement entitled “Risk Factors,” the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2012, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

With respect to the rights offering, the below summary is not intended to be a complete description of the principal terms of the rights offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

About ERHC Energy Inc.

Our Business

We are a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields, including onshore blocks located in the Republics of Chad and Kenya and offshore interests in the Gulf of Guinea.

At present, our properties consist of oil and gas exploration interests in acreage located in (i) the Republic of Kenya, (ii) the Republic of Chad, (iii) the Joint Development Zone (JDZ) between the Democratic Republic of Săo Tomé & Principe and the Federal Republic of Nigeria and (iv) an exclusive economic zone in the territorial waters of Săo Tomé & Principe (the EEZ).  Our interest in the Republic of Kenya currently consists of a 90% percent interest in Block 11A in northwestern Kenya.  In the Republic of Chad, we currently have 100 percent of the interest in BDS 2008 and Manga Blocks, as well as a 50 percent interest in Chari-Ouest III Block.  We currently have working interests in Blocks 2, 3, 4, 5, 6 and 9 of the JDZ.  We also have a 100 percent working interest in each of Blocks 4 and 11 in the EEZ, with an option to acquire up to 15 percent working interests in two more Blocks there.

These interests entitle us to a percentage of any hydrocarbon production realized from the acreage, or Blocks, within these various locations awarded or to be awarded to us by the governmental development authorities administering such zones.  In return for such entitlements, we are obligated by our agreements with the administrative authorities to pay a percentage (corresponding to our participation interest) of the costs of exploration, development and production of these Blocks.  Production sharing contracts (PSCs) entered into with the governmental authorities set forth, among other things, work commitments (including acquisition of data, drilling of wells, social projects, etc.), milestones for completing work commitments, allocation of production between the parties and the government, and how the costs of exploration, development and production will be recovered.

Our current business strategy contemplates that we may directly carry out the exploration and production operations in some of our Blocks, particularly the onshore Blocks located in the Republics of Chad and Kenya.  This strategy does not preclude our partnering with oil and natural gas operators that we believe are established, well-capitalized and technically reputable to directly carry out and fund all or some of our exploration, drilling and production operations in the Blocks.  In return for such operators performing such services and carrying all or some of our operating costs, they receive part of the production revenues attributable to our retained interests in the Block until the carried costs are recovered.  As additional consideration for the assignment of a portion of our rights in such Block, such operators may also make an upfront cash payment to us.

We have successfully entered into partnership relationships with upstream oil and gas companies for the exploration, development and production of a number of our Blocks, including, as of December 17, 2012, three of the six Blocks in the JDZ awarded to us in 2003 (resulting in cash proceeds to us to date of $45.9 million).  We intend, where appropriate, to implement a similar strategy with respect to the remaining Blocks to which we have rights, as well as any rights that may be acquired by us in these regions or elsewhere in the foreseeable future.  The timing or likelihood of entering into any such further transactions, if at all, cannot be predicted at present.

We also continue to look to expand operations through potential investments that would increase the Company’s presence in the African oil and gas industry and elsewhere, and that may potentially provide revenue in a shorter time horizon than our current assets. We cannot currently predict the outcome of negotiations for acquisitions in Africa, or, if successful, their impact on the Company's operations

Company Information

Our Company was initially formed as a corporation organized under the laws of the state of Colorado on May 9, 1986 under the name of Valley View Venture, Inc.  By a series of subsequent amendments to, and reinstatement of, our articles of incorporation, we increased our authorized capital stock to its current amount and, on February 5, 2005, and adopted our present name of ERHC Energy Inc.

Our principal executive offices are located at 5444 Westheimer Road, Suite 1440, Houston, Texas  77056.  Our telephone number is (713) 626-4700 and our Internet web site address is www.erhc.com. Except for the documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus supplement and the accompanying prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.  Unless specifically incorporated by reference in this prospectus supplement, information found on our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment in our securities.

Recent Material Developments

Exploration Acreage In Republic Of Kenya

We were awarded Block 11A in the Republic of Kenya in June 2012, further diversifying our portfolio of oil and gas assets, which assets also include deep water interests in the Gulf of Guinea and onshore blocks in Republic of Chad.  At the time the Company executed a Production Sharing Contract (PSC) with the Government of Kenya in respect of previously awarded Block 11A for oil and gas exploration and development.  The Company holds a 90% interest in Block 11A, which encompasses 11,950.06 square kilometers or 2.95 million square acres.  The Government of Kenya has a 10% carried participating interest up to the declaration of commerciality and may thereafter acquire an additional 10% interest in the PSC in which case the total Government participation would rise to 20%.  A third-party, Circle Limited (“Circle”), holds a carried 5% of ERHC’s total interest for services rendered to the Company. Block 11A is in the vicinity of Blocks operated by one of the more prolific oil and gas explorers in Africa. Drilling activity in area has resulted in successful wells, including the Eliye Springs in the adjacent Block 10BA and the Loperot and Ngamia-1 in Block 10BB.

Under the PSC, we were granted an initial renewable two-year exploration period, which is renewable for two further periods of two years each.  The PSC will automatically expire if a commercial discovery is not made before the exploration period expires.  In the case of a commercial discovery of crude oil in a relevant development area, the PSC will run for a development period term of 25 years.  In the case of a commercial discovery of natural gas in a relevant development area, the PSC will run for a development period term of 35 years.  The PSC provides for a mandatory surrender of 25% of the original contract area by the end of the initial exploration period and 25% of the remaining contract area by the end of the first additional exploration period. In the case of a commercial discovery of crude oil in a relevant development area, such development area is excluded from the original contract area for the purpose of surrender calculation.

We have agreed with the Government of Kenya to carry out the following minimum work program under the PSC:

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with respect to the initial two-year exploration period (commencing in 2013, to acquire and interpret (i) 1,000 km2 of gravity and magnetic data and (ii) 1,000 Km/line of 2D seismic data, involving minimum expenditures of  $ 250,000 and $10.0 million, respectively;

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with respect to the first additional two-year exploration period, (i) to acquire 750 km2 high density of 3D seismic data, or (ii) to drill one well to a minimum depth of 3,000 m, involving minimum expenditure of  $ 30.0 million; and

•	with respect to the second additional two-year exploration period, to drill one well to a minimum depth of 3,000 m, involving a minimum expenditure of $ 30.0 million.

Upon entry into each exploration period, the company is required to provide a bank guarantee of 50% and a parent company guarantee of 50% of its full minimum work and expenditure obligations for each exploration period under the PSC.

If the Company completes the minimum work obligations for each exploration period but without having spent up to the minimum expenditure, the Company will have satisfied its work program and expenditure obligations under the PSC.

Exploration Acreage In Republic Of Chad

In 2011, the Republic of Chad awarded three blocks for oil and gas exploration and development to us, and signed a Production Sharing Contract with us in respect of the blocks.  At this time, we have: (i) a 100% interest in the Manga Block located north of Lake Chad along the border with Niger, which Block encompasses 6,477 square kilometers or 1,600,501 acres; (ii) a 100% interest in BDS 2008, which Block encompasses 16,360 square kilometers or 4,042,644 acres, and (iii) a 50% interest in Chari-Ouest Block 3, which Block encompasses 4,500 square kilometers or 1,111,974 acres.  The BDS 2008 and Chari Ouest III Blocks in southern Chad are located on the north flank of the Doba/Doseo basin, where Esso and other operators have made significant crude oil discoveries.  Esso and partners have been active in exploration and development projects in the area for decades.

During the quarter ended June 30, 2012 the Government of the Republic of Chad issued an Exclusive Exploration Authorization (EEA) to us in respect of the three blocks covered by ERHC’s PSC in Chad.  The Exclusive Exploration Authorization is for an initial term of five years and can be renewed for three more years.  ERHC has proposed a minimum exploration work program on the basis of the full 8-year exploration period subject to such modification as might be required following the exploration work undertaken during the initial 5-year period.  In the event of a discovery and commercial production from the Company’s blocks, the Company and any partners that have participated in the exploration will be entitled to recover up to 70% of the net hydrocarbon production (less any production royalty) as cost oil, until all the costs for exploration and development have been recovered. Production royalty is 14.25% in the case of crude oil and 5% in the case of natural gas.  No guarantee can be given that there will be production in commercial quantities from the Company’s exploration acreage in Chad. ERHC recently invited eligible contractors to submit expressions of interest in providing Environmental Impact Assessment (EIA), gravity/magnetic and seismic acquisition services in the focus area.

ERHC’s proposed exploration work program involves an initial four-year phase, and two subsequent  two-year work phases each, with respect to all three Blocks, as follows:

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The first two-year sub-period of the initial work phase is intended to cover (i) geological work including regional geology and field studies utilizing existing well logs and 2D seismic data, construction of regional structure isopach and facies maps and cross-sections at key formation tops, acquisition and studying of satellite seep data on a regional scope, organization of G&G database and basin evaluation and modeling to describe petroleum system and migration paths, and (ii) such geophysical work as the acquisition and study of available gravity and magnetic surveys to define the major structural elements, reprocessing of the existing 2D seismic data, interpretation of the existing 2D seismic data to prepare regional structure maps at key formations and tectonic horizons, acquisition of 2D seismic over the prospects and leads based on the outcome of gravity/magnetic and 2D seismic interpretations and mappings, geophysical analysis to enhance the prospects, and acquisition of 3D seismic data over mature prospects.

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The second two-year sub-period of the initial work phase is intended to include geological and geophysical work such as merging and editing the reprocessed 2D seismic data with newly acquired 3D seismic data, detailed interpretation and mapping of 3D seismic, generation, upgrading and prioritizing of drilling prospects.  During this period, the contractor shall also determine the most practical method of drilling applicable to the area, taking into account health, safety, environmental issues and other factors.  One exploration well is expected to be drilled during this period.

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The second work phase is anticipated to cover (i) geological work, including the conduct of play analysis to define charge, seal, trap, reservoir, timing, source and maturation, and (ii) geophysical work, such as the acquisition and interpretation of seismic data over the prospective area to add to or enhance the prospect inventory.  One exploration well is expected to be drilled during this period.

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The third work phase is anticipated to cover geological work including the re-evaluation of the maps and studies with respect to the information from the well, acquisition of 2D seismic data over the prospective area and upgrading and increasing of the prospect inventory utilizing the new seismic data.  One exploration well is expected to be drilled during this period as well.

The minimum expenditure over the initial period is $16 million.

The Rights Offering

Rights Offering
We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 246,486,285 shares of our common stock. If fully subscribed, we will realize aggregate gross proceeds from the rights offering of $18,486,471.

Subscription Rights:
You will receive one subscription right for every three (3) shares of common stock owned by you at 5:00 p.m., central time, on December 17, 2012, entitling you to basic subscription and over-subscription privileges. No fractional subscription rights will be issued, and fractional subscription rights or fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole right or share, as applicable, with the total subscription payment being adjusted accordingly.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase one (1) share of our common stock at a subscription price of $0.075 per full share.

Over-Subscription Privilege
If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right.

Limitation on the Purchase of Shares
Any rights holder may exercise basic subscription and over-subscription privileges to the extent that any such exercise is the result of subscription rights for shares of our common stock as described herein and that the total number of shares sold by the Company does not exceed 246,486,285. Additionally, over-subscription rights are restricted to the number of shares available in this offering and not purchased by rights holders in their basic subscription right.

Record Date	5:00 p.m., central time, on December 17, 2012.

Expiration of the Rights Offering	5:00 p.m., central time, on January 31, 2013.

Subscription Price	$0.075 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds
We intend to use the net proceeds for general corporate purposes, including, to the extent sufficient proceeds are realized, (i) specific exploration and development activities under proposed work programs governing the Company’s exploration acreage in the Republics of Chad and Kenya, and (ii) general corporate purposes, including, without limitation, regulatory affairs expenses, capital expenditures, potential acquisitions of additional exploration acreage and working capital.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market.

No Board Recommendation
Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors.

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material United States Federal Income Tax Consequences.”

Extension, Cancellation and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 45 days.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Although there is no present intention to do so, our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, promptly following any such occurrence we will issue a press release announcing any changes with respect to this rights offering and, if extended to allow holders more time to make new investment decision, the new expiration date. You will have the opportunity to cancel your initial subscription and be refunded any money you advanced, as well as receive an amended prospectus supplement, reflecting the fundamental changes, to make a new investment decision. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Procedures for Exercising Rights
To exercise your subscription rights, you must complete the form of shareholder subscription rights agreement accompanying this prospectus supplement and deliver it to the subscription agent, Corporate Stock Transfer, Inc., together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege, on or before the expiration date of the rights offering.

If you cannot deliver your shareholder subscription rights agreement to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.”

If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus supplement entitled “The Rights Offering—Delivery of Subscription Materials and Payment—Beneficial Owners.”

Subscription Agent	Corporate Stock Transfer, Inc.

Shares Outstanding Before the Rights Offering	737,833,835 shares of our common stock were outstanding as of December 17, 2012.

Shares Outstanding After Completion of the Rights Offering
We expect to issue a maximum of 246,486,285 shares of our common stock in this rights offering. If the rights offering is fully subscribed, and assuming no outstanding options or warrants are exercised prior to the expiration of the rights offering, 984,320,120 shares of our common stock will be outstanding immediately after completion of the rights offering.

Fees and Expenses	The Company will pay the Company’s fees and expenses related to the rights offering.

OTC Bulletin Board Trading Symbol	Shares of our common stock are traded on the OTC Bulletin Board under the symbol “ERHE.”

Questions
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus supplement or other documents, please contact Corporate Stock Transfer, Inc. at (303) 282-4800.

Risk Factors
Before you exercise your subscription rights to purchase shares of our common stock under this rights offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 15 of this prospectus supplement. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus supplement before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below and in the accompanying prospectus, the risks described in our Annual Report on Form 10-K for the year ended September 30, 2012, which are incorporated herein by reference, and any risks described in our other filings with the SEC incorporated herein by reference, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”  Any of the risks we describe below or in the information incorporated herein by reference could cause our business or financial condition to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus supplement are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus supplement entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

ERHC has no operational revenue, has a history of losses and cannot assure you that the Company will be profitable in the foreseeable future

The Company’s business is in an early stage of development.  ERHC has not generated any operating revenue since the Company’s entry into the oil and gas industry in 1996.  ERHC has incurred significant operating losses, including net losses from operations in fiscal years 2011, 2010 and 2009, and expect to incur additional operating losses for the foreseeable future.  ERHC may never report profitable operations or generate sufficient revenue to maintain the company as a going concern.

ERHC has a limited operating history in the oil and gas industry

The Company’s operations have focused on acquiring rights to working interests in the Gulf of Guinea (offshore of West Africa) and the Republics of Chad and Kenya. To date, the Company has acquired oil and gas exploration interests in (i) six Blocks located in the Joint Development Zone (JDZ) between the Democratic Republic of Săo Tomé & Principe and the Federal Republic of Nigeria, (ii) four Blocks located in an exclusive economic zone offshore of Săo Tomé & Principe (the EEZ), (iii) three Blocks located in the Republic of Chad, and (iv) one Block located in the Republic of Kenya.  Five exploratory wells were drilled between August 2009 and January 2010 pursuant to the Company’s production sharing contracts in the JDZ.  As of December 17, 2012, no production sharing contracts have been executed in respect of other Blocks located in the JDZ and Blocks located in the EEZ.  The Company has not previously operated any of its acreage directly.  Accordingly, there is little operating history upon which to judge the Company’s business strategy, management team or current operations.

The Company has limited sources of working capital to fund the financial commitments in connection with its working interest, including those recently acquired in the Republics of Chad and Kenya, and absent other sources of capital, may have to curtail and even forfeit some or all of its exploratory and development plans.

The business of exploring for, developing, or acquiring oil and natural gas assets is capital intensive, and the Company expects to continue to make significant capital expenditures over the next several years as part of its long-term growth strategy.  The Company intends to develop its newly acquired assets in Kenya and Chad over the next few years with an option of entering into participation agreements, but the timing or likelihood of such transactions cannot be predicted.  The Company’s budgeted working capital requirements for Kenya and Chad operations in 2013 are currently estimated at approximately $21.4 million, as well as payment in the near term of up to $5 million signature bonus with respect to its interests in Chad.  The Company projects that it will spend up to $48.0 million on exploratory work programs over the next two years. In addition to its obligations under Kenya and Chad PSCs, the Company might be required to exercise further rights in EEZ in 2013, in which case it may be constrained to and incur significant capital cost in exercise of those rights.

Other than interest income from cash investments generated by the sale of participation interests in JDZ Blocks 2, 3 and 4 to Sinopec and Addax Ltd. in 2005 and 2006, the Company has no revenue from operations currently.  Funds raised under this rights offering, even if fully subscribed, are insufficient to cover the total estimated cost of the Company’s budged work plans. Because its existing cash and cash equivalents may prove inadequate in the long term, it is anticipated that external financing will be required in the future to fund the Company’s intended acquisition and exploration programs.  Possible sources of funding include private or public financings (including possible rights offerings, registered direct offerings or private placements of the Company’s capital stock), strategic relationships or other arrangements.  Although ERHC has obtained funding for operations from private equity placements in the past, there is no assurance the Company will be able to do so again in the near future at commercially reasonable terms or at all despite any progress in its business prospects.  At the Company’s current stage of development, public or private debt funding may not be available on terms acceptable, or at all.  If ERHC enters into strategic relationships to raise additional funds, it may be required to relinquish rights to certain of its asset bases and/or future revenue streams from any prospective resource plays.

Failure to raise capital or secure financing when needed could leave ERHC with insufficient resources in the future to sustain its exploration and development activities.  Without additional capital resources, the Company may be forced to limit, defer or cease acquisitions or capital expenditures, sell assets, cede acreage or acquired interests, reduce operating expenses, or delay or reduce planned exploration and development programs, which in turn may adversely affect on the Company’s financial condition and business prospects.  Raising any necessary additional funds through equity or debt financings, convertible debt financing, joint ventures with corporate partners or other sources may be dilutive to the Company’s existing shareholders and may cause the price of its common stock to decline.  Ultimately, there can be no assurance that ERHC we will be successful in obtaining additional financing to fund its growth.

Financing may be needed to fund the financial commitments of the production sharing contracts

While the Company are only required to fund limited financial commitments pursuant to current production sharing contracts, it is likely that project financing will be required to fund future exploration activities.  Failure of the Company’s venture partners to provide or obtain the necessary financing may preclude the continuation of exploration activities and lead to a loss of the acreage, including termination of the PSCs.

The Company’s success depends on the Company’s ability to exploit its limited assets; however,  the Company may not discover commercially productive reserves in any of the Company’s African exploration acreage

The Company’s future success depends on its ability to discover commercially viable quantities of oil and gas reserves in the African exploration acreage in which the Company has interests.  Decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  Interpretations of available technical data also employ many assumptions, including assumptions relating to economic factors such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  The extent, quality and reliability of data can vary and any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and anticipated value of discovered reserves, if any. As such, any estimates of oil and natural gas reserves are inherently imprecise.

The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  ERHC cannot assure you that the analogies the Company draw from available data from other wells, more fully explored prospects or producing fields will be applicable to the Company’s drilling prospects.

To date no commercial discovery of oil or natural gas has been made in any of the acreages in which the Company has interests, including Blocks 2, 3 and 4 of the JDZ, in which five exploratory wells were drilled between August 2009 and January 2010.  There can be no assurance that the Company’s planned projects in the African exploration acreage will result in significant, if any, reserves or that the Company and its partners will have future success in drilling productive wells.

The Company’s non-operator status limits its control over oil and gas projects in the Company’s African exploration acreage.

The Company’s business strategy to date has focused primarily on creating exploration opportunities and forming relationships with upstream oil and gas companies to develop those opportunities in that African exploration acreage  in which the Company has acquired economic interests since 2003.  ERHC is not the operator with respect to any of the production sharing contracts in JDZ.  The Company may enter into similar arrangements in the other Blocks in which it is interested.  In that event, the Company will have only a limited ability to exercise control over a significant portion of a project’s operations or the associated costs of those operations in such acreage.  The success of a future project is dependent upon a number of factors that are outside the Company’s control, and overruns in budgeted expenditures are common risks that can render a particular project uneconomical. Factors that may curtail, delay or cancel drilling include:

▪	availability of future capital resources to us and the other participants for drilling wells;

▪	approval of other participants for determining well locations and drilling time-tables;

▪	availability and cost of deep water drilling rigs and the availability of operating personnel;

▪	delays imposed by or resulting from compliance with regulatory requirements;

▪	pressure or irregularities in geological formations;

▪	equipment failures or accidents;

▪	adverse weather conditions; and

▪	the economic conditions at the time of drilling, including the prevailing and anticipated price of oil and gas.

There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable.  The use of seismic data and other technologies and the study of fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.

The Company’s reliance on its consortium partners and the Company’s limited ability to directly control future project costs could have a material adverse effect on its future expected rates of return.

The Company’s business interests are located outside of the United States which subjects us to risks associated with international activities beyond the Company’s control.

The Company’s major assets are located outside the United States.  The Company’s primary assets are (i) cash in various financial institutions, (ii) production sharing agreements that provide us with rights to participate in exploration and production activities in the Gulf of Guinea off the coast of central West Africa, (iii) production sharing agreements that provide us with rights to participate in exploration and production activities in the Republic of Chad, and (iv) a production sharing agreement that provides us with rights to participate in exploration and production activities in the Republic of Kenya.  Production is subject to political risks which are inherent in all foreign operations. The Company’s ability to exploit its interests in this area pursuant to such agreements may be adversely impacted by this circumstance.

The future success of the Company’s international operations may also be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, insurgency expropriation, termination, renegotiation or modification of existing contracts, tax laws (including host-country import-export, excise and income taxes and United States taxes on  foreign  subsidiaries)  and  changes  in the value of the U.S. dollar versus the local currencies in which future oil and gas producing activities may be  denominated.  Changes in exchange rates may also adversely affect the Company’s future results of operations and financial condition.

In addition, to the extent the Company continue to engage in operations and activities outside the United States, the Company are subject to the Foreign Corrupt Practices Act, FCPA, which, among other restrictions, prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect their financial and other transactions with foreign officials.  The FCPA applies to companies, individual directors, officers, employees and agents.  The FCPA also applies to foreign companies and persons taking any action in furtherance of such payments while in the United States.  Under the FCPA, U.S. companies may also be held liable for actions taken by strategic or local partners or representatives.

The FCPA imposes civil and criminal penalties for violations of its provisions.  Civil penalties may include fines of up to $500,000 per violation, and equitable remedies such as disgorgement of profits causally connected to the violation (including prejudgment interest on such profits) and injunctive relief.  Criminal penalties for violations may also be imposed against companies and their directors, officers and/or employees found to have willfully violated the FCPA.  The SEC and/or the Department of Justice, or DOJ, may also assert violations under the FCPA against companies, which could lead to multiple fines.  Other potential consequences for violations of the FCPA could be significant and include suspension or debarment of the Company’s ability to contract with governmental agencies of the United States and of foreign countries.  Any determination that the Company has violated the FCPA could result in sanctions that could have a materially adverse effect on the Company’s business, prospects, operations, financial condition and cash flow.

All of the Company’s primary assets are located in the Gulf of Guinea offshore of central West Africa and the Republics of Chad and Kenya. The governments of Nigeria, the island nation of Săo Tome & Principe, and the Republics of Chad and Kenya have each granted us participation interests in various concessions in their regions.  Each of these governments exists in potentially volatile political and economic environments and the Company is subject to all the risks associated with such governments. These risks include, but are not limited to:

▪	loss of future revenue and the Company’s concessions as a result of hazards such as war, acts of terrorism, insurrection and other political risks;

▪	increases in taxes and governmental interests;

▪	unilateral renegotiation of contracts by government entities;

▪	difficulties in enforcing the Company’s rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

▪	changes in laws and policies governing operations of foreign-based companies, and

▪	currency restrictions and exchange rate fluctuations.

The Company’s foreign operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation. Realization of any of these factors could materially and adversely affect the Company’s financial position, results of operations and cash flows.

ERHC is subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or the Company’s failure to comply with existing legal requirements may result in substantial penalties and harm to the Company’s business, results of operations and financial condition. ERHC may be required to make large and unanticipated capital expenditures to comply with governmental regulations.  Operations with respect to Blocks in which the Company hold interests could be significantly delayed or curtailed in the event cost of operations significantly increase as a result of regulatory requirements or restrictions. ERHC is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. It is also possible that a portion of the Company’s oil and gas properties could be subject to eminent domain proceedings or other government takings for which the Company may not be adequately compensated.

ERHC has filed suit to prevent tampering with its interest and any adverse ruling related to JDZ Blocks 5 and 6 could have a materially adverse effect on the Company’s business, prospects, operations, financial condition and cash flow.

On November 3, 2008, the Company filed a suit in Nigeria to prevent any tampering with its rights in JDZ Blocks 5 and 6. ERHC was awarded a 15 percent working interest in each of the Blocks in a 2005 bid/licensing round conducted by the JDA, following the Company’s exercise of preferential rights in the Blocks as guaranteed by contract and treaty.  The JDA and the government of Săo Tome & Principe content that certain correspondence issued in 2006 by a former President and CEO of the Company amount to a relinquishment of the Company’s rights in Blocks 5 and 6.  The Company contends that no such relinquishment has occurred.  In November 2008, the Company dispatched notices of arbitration for service on the JDA and the governments of Nigeria and Săo Tome & Principe to commence arbitration in London, and requested that the London Court of International Arbitration clarify that the Company’s interests in JDZ Blocks 5 and 6 remain intact.  Parallel to the proceedings, the Company initiated dialogue with the JDA and the governments of Nigeria and Săo Tome & Principe with a view to the amicable resolution outside of litigation and arbitration.  At present, both the lawsuit and arbitration proceedings have been suspended while the Company pursue amicable resolution with the governments of Nigeria and Săo Tome & Principe.  Failure to resolve raised issues could have significant adverse effects on the Company’s future planned operations in JDZ Blocks 5 & 6. These adverse effects could range from loss of potential future revenue to a threat to the Company’s other interests in Blocks 2, 3, 4 and 9.  At this time, the Company are unable to reasonably estimate the economic impact if the Company fail to prevail in its suit.

The United States Internal Revenue Service is currently conducting an examination of the Company’s tax returns for 2006.

The United States Internal Revenue Service is currently examining the tax returns for the Company’s 2006 tax year.  ERHC anticipate that this examination may conclude in the next few months.  If adjustments are required, the Company may be subject to taxes, penalties and interest and these could have a materially adverse effect on the Company’s operations, financial condition and cash flow.

The Company’s competition includes oil and gas conglomerates that have significant advantages over us

The oil and gas industry is highly competitive. Many companies are engaged in exploring for crude oil and natural gas and acquiring crude oil and natural gas properties, resulting in a high degree of competition for desirable exploratory and producing properties.  Many of the Company’s competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which the Company operate.  Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than the Company’s financial or personnel resources permit.  There is substantial competition for capital available for investment in the oil and natural gas industry.  ERHC may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

One shareholder controls approximately 42% of the Company’s outstanding common stock

Sir Emeka Offor, directly and indirectly through Chrome Oil Services Ltd and Chrome Energy, LLC, beneficially own approximately 41.7% of the Company’s outstanding common stock at December 17, 2012.  As a result, these entities have the ability to substantially influence, and may effectively control the outcome of corporate actions that require shareholder approval, including proposals regarding: (i)  any merger, consolidation or sale of all or substantially all of the Company’s assets; (ii) the election of members of the Company’s board of directors; and (iii) any amendment to the Company’s articles of incorporation.  This concentration of ownership may have the effect of delaying or preventing a future change in control of the Company or a liquidity event.  The interests of Sir Emeka Offor, Chrome Oil Services Ltd. and Chrome Energy, LLC may significantly differ from the interests of the Company’s other shareholders and they may vote the common stock they beneficially own in ways with which its other shareholders disagree.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, our exploration costs, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

The rights offering may cause the price of our common stock to decrease.

The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

The rights offering does not have a minimum amount of proceeds and there can be no assurance that shareholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to desire additional capital.

There can be no assurance that any shareholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. If you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors.

The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the OTC Bulletin Board under the symbol “ERHE,” and the last reported sales price of our common stock on December 20, 2012 was $0.08 per share. Following the exercise of your rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

The rights offering will result in our issuance of up to 246,486,285 additional shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted to the extent shares are purchased by other rights holders in the rights offering.

Participation in the rights offering by our largest shareholders and their affiliates may increase their beneficial ownership if other shareholders do not exercise their basic subscription privilege, potentially giving them an absolute majority vote in any matters requiring shareholder approval.

If none of our shareholders exercise their subscription rights in full, and only Sir Emeka Offor and affiliated companies Chrome Oil Services Ltd. and Chrome Energy, LLC purchase shares in the rights offering, the aggregate beneficial ownership of these shareholders may increase from approximately 41.7% to approximately 48.8% (exclusive of any shares purchased under any over-subscription rights) or in excess of 50% (assuming sufficient over-subscription rights are exercised) of our outstanding common stock upon the completion of the rights offering, giving them in the latter scenario an absolute majority and controlling vote in matters submitted to our shareholders for approval.  Their interests may significantly differ from the interests of our other shareholders and they may vote the common stock they beneficially own in ways with which our other shareholders disagree.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our shareholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), our shareholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering equal to the fair market value of the subscription rights.  Any such distribution would be treated as dividend income to the extent of our current or accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company’s assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material United States Federal Income Tax Consequences” for further information on the treatment of the rights offering.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent on or before 5:00 p.m., central time, on January 31, 2013, the expiration date of the rights offering, unless extended. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We intend to use the net proceeds from the sale of the securities under this prospectus supplement for  (i) specific exploration activities with respect to our exploration acreage in the Republics of Chad and Kenya, and (ii) general corporate purposes, including, without limitation, regulatory affairs expenses, capital expenditures, potential acquisitions and working capital.  Because we have not allocated specific amounts of the net proceeds from this offering for any specific purposes, our management will have significant flexibility in applying the net proceeds of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price for the rights offering, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, our need for liquidity and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.  The subscription price was established at a price of $0.075 per full share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. The subscription price may not be indicative of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the Subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus supplement, we will issue a press release announcing any changes with respect to this rights offering,  and, if extended to allow holders more time to make new investment decision, the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

Relating to Our Common Stock

There are a substantial number of shares of the Company’s common stock eligible for future sale in the public market. The sale of these shares could cause the market price of the Company’s common stock to fall. Any future equity issuances by us may have dilutive and other effects on the Company’s existing shareholders.

We are currently authorized to issue 3,000,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights as determined by our board of directors, of which as of December 17, 2012 there were approximately 737,833,835 shares of the Company’s common stock and no shares of preferred stock outstanding.  Our security holders currently hold options and warrants which, if exercised, would obligate us to issue up to approximately 30,186,139 additional shares of common stock.  A substantial number of those shares, when issued upon exercise or conversion, will be available for immediate resale in the public market. The market price of our common stock could fall as a result of sales of any of these shares of common stock due to the increased number of shares available for sale in the market.

The availability of undesignated  preferred stock with voting, conversion or other rights or preferences as may be fixed from time to time could also have the effect of causing the market price of our common stock to decline or  impairing the voting power and other rights of the holders of our common stock.  Holders of common stock presently do not have preemptive rights with respect to the issuance of preferred stock. Each series of preferred stock could, as determined by the Board at the time of issuance, rank, with respect to dividends, redemption and voting and liquidation rights, senior to the Company’s common stock

We have primarily financed our operations, and we anticipate in the near term that we will continue to have to finance a large portion of its operating cash requirements, by issuing and selling our common stock or securities convertible into or exercisable for shares of the Company’s common stock..  Any issuances by us of equity securities may be at or below the prevailing market price of the Company’s common stock and may have a dilutive impact on our existing shareholders.

No prediction can be made as to the effect, if any, that future sales of the Company’s common stock, or the availability of the Company’s common stock for future sales, will have on the market price of its common stock. Sales of substantial amounts of the Company’s common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of its common stock. This in turn could impair the Company’s future ability to raise capital through an offering of its equity securities.

The Company’s common stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of the Company’s common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of the Company’s common stock and reducing the liquidity of an investment in its common stock. In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase the Company’s stock or a lack of market makers to support the stock price.

ERHC does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the Company’s common stock must come from increases in the fair market value and trading price of the Company’s common stock.

ERHC does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the Company’s common stock must come from increases in the fair market value and trading price of the Company’s common stock.

Shares of the Company’s common stock represent equity interests and are subordinate to existing and future indebtedness.

Shares of the Company’s common stock represent equity interests in our Company and, as such, rank junior to any indebtedness of our Company now existing or created in the future, as well as to the rights of any preferred shares that may be issued in the future. In the future, the Company may incur substantial amounts of debt and other obligations that will rank senior to the Company’s common stock or to which the Company’s common stock will be structurally subordinated.

Provisions in the Company’s charter documents and Colorado law could discourage or prevent a takeover, even if an acquisition would be beneficial to the Company’s shareholders.

Provisions of the Company’s articles of incorporation and bylaws, as well as provisions of Colorado law, could make it more difficult for a third party to acquire us, even if beneficial to the Company’s shareholders.  Provisions include (i) authorizing the issuance of “blank check” preferred shares that could be issued by the Company’s board of directors to increase the number of outstanding shares and thwart a takeover attempt; (ii) prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of the Company’s shareholders to elect director candidates; and (iii) advance notice provisions in connection with shareholder proposals that may prevent or hinder any attempt by the Company’s shareholders to bring business to be considered by shareholders at a meeting or replace the Company’s board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including statements regarding our planned capital expenditures, the anticipated wells to be drilled after the date hereof, future cash flows and borrowings, our financial position, business strategy and other plans for future operations. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” and other similar words to identify forward-looking statements.  These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are reasonable under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements, including:

▪	business strategies and growth opportunities available to the Company;

▪	future development of concessions, exploitation of assets and other business operations;

▪	future uses of and requirements for financial resources;

▪	future liquidity and sufficiency of capital resources;

▪	future market conditions and the effect of such conditions on our future activities or results of operations;

▪
termination, renegotiation or modification of existing contractual relationships, including participation agreements and other arrangements governing the Company’s interest in, and the operation and production of, any potential oil and natural gas reserves;

▪	outcome of legal proceedings;

▪	changes in foreign and domestic oil and gas exploration, development and production activity, as well as advances in exploration and development technology;

▪	competition in the oil and gas industry;

▪	policies and regulatory initiatives of the various governments regarding exploration and development of oil and gas reserves, as well as compliance with such regulatory regimes;

▪
the political environment of oil-producing regions, including changes and instability in political, social and economic conditions in the Democratic Republic of Săo Tome & Principe, the Federal Republic of Nigeria and the Republics of Chad and Kenya;

▪	risks of international operations, compliance with foreign laws and taxation policies and expropriation or nationalization of equipment and assets;

▪	risks of war, insurgencies, piracy ,military operations, other armed hostilities, terrorist acts and embargoes; and

▪	oil and natural gas price fluctuations and related market expectations.

Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and in the documents incorporated herein by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 246,486,285 shares of common stock offered in the rights offering are estimated to be approximately $18,264,633 million, after estimated fees and expenses of the rights offering of approximately $221,838, which include legal, accounting, filing fee and various other fees and expenses associated with the rights offering.

We intend to use the net proceeds to fund exploration work programs in the Republics of Kenya and Chad over the next 24 months.  The Company’s work programs are intended to cover (but are not limited to) some or all of the following:

▪	Payment of balance of signature bonus on the Chad PSC;
▪	Provision of funds to cover bank guarantees or performance bonds in Kenya;
▪	Conduct of environmental impact assessment studies on the Chad and Kenya Blocks;
▪	Conduct of geological and geophysical studies in the Chad and Kenya Blocks;
▪	Shooting and reprocessing of seismic on the Chad and Kenya Blocks;
▪	Preparation for drilling in the countries but particularly in Kenya;
▪	Potential acquisitions of additional exploration acreage; and
▪	General corporate working capital.

            As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. The amounts and timing of our actual expenditures will depend on numerous contingencies, including the extent to which the rights offering is subscribed, the aggregate amount raised in the rights offering, the progress in, and costs of, our exploratory and development activities, and the amount of cash used by our operations.

Our capital needs over the next 24 months exceed the total proceeds realizable by us under the rights offering.  Accordingly, and to the extent that the rights offering is not fully subscribed, we will not realize sufficient capital to fund all of the proposed uses of proceeds, and will necessarily have to prioritize and otherwise limit our uses of proceeds to maintain our exploration acreage and to accommodate our immediate capital demands until such time as additional funds can be raised.

Pending the uses described above, we intend to deposit the proceeds temporarily in our non-interest bearing checking account or to invest them temporarily in interest-bearing, investment-grade securities.

DILUTION

Our net tangible book value on September 30, 2012 was approximately $15.0 million, or approximately $0.020 per share of common stock.  Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date.  Without taking into account any other changes in our net tangible book value after September 30, 2012, other than to give effect to our receipt of the estimated net proceeds from the sale of 246,486,285 shares of our common stock at a subscription price of $0.075 per share under this rights offering, less our estimated offering expenses of $221,838, our net tangible book value as of September 30, 2012, after giving effect to the items above, would have been approximately $33.3 million, or $0.0338 per share.  This represents an immediate increase in net tangible book value of $0.0135 per share of common stock to our existing shareholders and an immediate dilution in net tangible book value of $0.0412 per share of common stock in connection with shares issued in the rights offering, as illustrated in following table:

Assumed subscription price per share		$0.0750

Historical net tangible book value per share as of September 30, 2012	$0.0203
Increase in net tangible book value per share attributable to the rights offering	$0.0135

Pro forma net tangible book value per share after the rights offering		$0.0338

Dilution per share for shares issued in Rights Offering		$0.0412

 The above table is based on 738,933,854 shares of our common stock outstanding as of September 30, 2012 and excludes, as of September 30, 2012: (i) 13,777,729 shares of our common stock issuable upon the exercise of outstanding warrants and (ii) 16,408,410 shares of our common stock available for future issuance under our 2004 Plan.  The above table also assumes that the rights offering is fully subscribed.

To the extent that any of these shares are issued or warrants are exercised, new options or other equity incentive awards are issued under our 2004 Plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to our shareholders participating in the rights offering

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus supplement, which the following information supplements.

Reasons for the Rights Offering

Our board of directors has approved the rights offering as a cost-effective manner of raising capital that allows all shareholders to participate. Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering (and over-subscription privilege) if they do not exercise their subscription rights in full.

Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was appropriate under the circumstances. We are conducting the rights offering to raise capital that we intend to use for (i) specific exploration and development activities with respect to our exploration acreage in the Republics of Chad and Kenya, and (ii) general corporate purposes, including, without limitation, regulatory affairs expenses, capital expenditures, potential acquisitions and working capital. . Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights. See “Use of Proceeds”

The Subscription Rights

We are distributing to the record holders of our common stock as of December 17, 2012, the record date, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $0.075 per share. The subscription rights will entitle the holders of those subscription rights to purchase up to an aggregate of 246,486,285 shares of our common stock for an aggregate purchase price of $18,486,471. See below for additional information regarding subscription by DTC participants and shareholders who hold their shares in “street name” with DTC participants.

Each holder of record of our common stock will receive one subscription right for every three (3) shares of our common stock owned by such holder as of 5:00 p.m., central time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.

The basic subscription privilege entitles you to purchase one share of our common  stock per subscription right held, upon delivery of the required documents and payment of the applicable subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your over-subscription privilege described below.

Over-subscription Privilege.

The subscription rights include an over-subscription privilege relating to shares of our common stock. The over-subscription privilege entitles you, subject to the availability and pro rats allocation of share among other persons exercising this over-subscription right, to purchase up to that number of shares of our common  stock offered in the rights offering which are not purchased by other rights holders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the applicable subscription price per share prior to the expiration time. You will be permitted to purchase shares of our common  stock pursuant to your over-subscription privilege only if you exercise your basic subscription privilege with respect to our common  stock in full and only if other holders of subscription rights do not exercise their basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares of common  stock offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege. We will not be able to satisfy your exercise of the over-subscription privilege if all of our rights holders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

You must exercise your over-subscription privilege at the same time as you exercise your basic subscription privilege in full.

Pro Rata Allocation.

If there are not enough shares of our common  stock to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the shares that are available for purchase under the over-subscription privilege pro rata (subject to the elimination of fractional shares) among those rights holders who exercise their over-subscription privilege. Pro rata means in proportion to the number of shares of our common stock held that you and the other holders of subscription rights having exercised the basic subscription privilege in full held at the record date divided by the number of shares of our common stock outstanding at the record date, in each case without giving effect to the number of shares subscribed for under the basic subscription privilege. If there is a need to prorate the exercise of subscription rights pursuant to the over-subscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and over-subscription privileges. We will allocate the remaining shares among all other rights holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Privilege.

You may exercise your over-subscription privilege only if you exercise, in full, your basic subscription privilege for all subscription rights represented by a single shareholder subscription rights agreement.  The number of shares covered by your subscription rights and the aggregate purchase price for the full exercise of such subscription rights are set forth in the form of shareholder subscription rights agreement accompanying this prospectus supplement.  To exercise your subscription rights, your completed agreement and payment must be received by us by January 31, 2013, unless such date is extended.  If you wish to subscribe for additional shares pursuant to your oversubscription privilege.

To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single shareholder subscription rights agreement. For example, if you were granted subscription rights under a single shareholder subscription rights agreement for shares of our common  stock you own individually and rights under a single shareholder subscription rights agreement for shares you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights in order to exercise your over-subscription privilege with respect to those subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

Shares held by Rights Holder in “Street Name”.

If you will own your shares of our common stock through your broker, dealer or other nominee holder, and you wish for them to exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

▪	the series and number of shares of our common stock held on the rights offering record date on your behalf;

▪	the number of subscription rights you exercised under your basic subscription privilege;

▪	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

▪	the number of shares of our common stock you subscribed for pursuant to the over-subscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

Return of Excess Payment.

If you exercise your over-subscription privilege and are allocated less than all of the shares of our common  stock for which you subscribed, the funds you paid for those shares of our common  stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share to ensure that we offer no more than 246,486,285 shares of common stock in the rights offering, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Limitation on the Purchase of Shares

The maximum number of shares available in the over-subscription privilege is limited to the maximum number of shares of common  stock offered in the rights offering, less the number of shares purchased under the basic subscription privilege.

Exercising Your Subscription Rights

Subscription Materials

Subscription materials, including shareholder subscription rights agreement accompanying this prospectus supplement, will be made available to shareholders of record upon the commencement of the rights offering. You may exercise your subscription rights by delivering to the subscription agent before the expiration time:

▪
your properly completed and executed shareholder subscription rights agreement, with any required signature guaranteed, evidencing the exercised subscription rights with any required other supplemental documentation; and

▪	your payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege.

Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the shareholder subscription rights agreement within three business days after the delivery of such notice of guaranteed delivery using the guaranteed delivery procedures described below under the heading "—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." You must, in any event, provide payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription privilege and the over-subscription privilege to the subscription agent before the expiration time.

Payment of Subscription Price.

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by (i) cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in “— Delivery of Subscription Materials and Payment” or (ii) wire transfer of immediately available funds directly into the account maintained by Corporate Stock Transfer, Inc., (as Subscription Agent for the Company) for purposes of accepting subscriptions in this rights offering at Key Bank, 1675 Broadway, Suite 300, Denver, CO  80202, ABA # 307070267, Account # 765071004376 Corporate Stock Transfer FBO ERHC Energy Inc., with reference to the subscription rights holder's name.

The subscription agent will not accept non-certified checks drawn on personal or business accounts. The subscription agent will accept payment only by certified check, cashier’s check or wire transfer.

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of immediately available funds sent by wire transfer, or a cashier’s or certified check drawn upon a United States bank payable to the subscription agent.

Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no rights holder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of subscription rights until we issue to you your shares of  common stock or return your overpayment, if any.  We will retain any interest earned on the cash funds held by the subscription agent prior to the earlier of the consummation or termination of the rights offering.

Calculation of Rights Exercise; Missing or Incomplete Subscription Information.

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of shares of common stock available to you pursuant to your over-subscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

Instructions for Completing the Shareholder Subscription Rights Agreement.

You should read and follow the instructions accompanying the shareholder subscription rights agreement carefully.  If you want to exercise your subscription rights, you must send your completed and executed shareholder subscription rights agreement, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the shareholder subscription rights agreement, any other documentation or payment to us. Any shareholder subscription rights agreement and other items received by us will be returned to the sender as promptly as possible.

You are responsible for the method of delivery of shareholder subscription rights agreement, any necessary accompanying documents and payment of the subscription price to the subscription agent.  If you send the shareholder subscription rights agreement and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

We will not consider your subscription received until the subscription agent has received (i) delivery of a properly completed and executed shareholder subscription rights agreement and (ii) payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

Delivery of Subscription Materials and Payment

You should deliver the shareholder subscription rights agreement and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation:

By Mail:	By Overnight Courier or By Hand:

Corporate Stock Transfer, Inc.	Corporate Stock Transfer, Inc.
Attn: Operations Department	Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430	3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209	Denver, Colorado 80209

Guaranteed Delivery Procedures.

 If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the shareholder subscription rights agreement evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by the following guaranteed delivery procedures, or notice of guaranteed delivery:

▪
provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription privilege and the over-subscription privilege to the subscription agent before the expiration time;

▪	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

▪
deliver the properly completed shareholder subscription rights agreement evidencing the subscription rights being exercised, with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was delivered to the subscription agent.

Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of ERHC Energy Inc. Shareholder Subscription Rights Agreement" distributed to you with your shareholder subscription rights agreement.

Your notice of guaranteed delivery must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings and loan association, credit union or broker dealer—that participates in one of the following Medallion signature guarantee programs:

▪	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions;

▪	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies; and

▪	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

In your notice of guaranteed delivery you must state:

▪	your name;

▪
the number of subscription rights represented by your shareholder subscription rights agreement, the number of shares of common stock you are subscribing for pursuant to the basic subscription privilege, and the number of shares of common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

▪
your guarantee that you will deliver to the subscription agent any shareholder subscription rights agreement identifying the subscription rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the shareholder subscription rights agreement at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you request them. Please call the subscription agent at the numbers noted below under "—Subscription Agent".

Notice to Nominees.

If you are a broker, a dealer, a trustee or a depositary for securities who will hold shares of our common stock for the account of others as a nominee holder on the record date, you should notify the respective beneficial owners of those shares of the issuance of the subscription rights as soon as possible to find out the beneficial owners' intentions.  You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder subscription rights agreements and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the rights offering record date, so long as the nominee submits the appropriate shareholder subscription rights agreements and proper payment to the subscription agent.

Beneficial Owners.

If you will be a beneficial owner of shares of our common stock and subscription rights that you hold through a nominee holder on the record date, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, dealer or other nominee act for you. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.  You will not receive a shareholder subscription rights agreement.  Please follow the instructions of your nominee.  Your nominee may establish a deadline that may be before the January 31, 2013 expiration date that we have established for the rights offering.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

Procedures for DTC Participants.

If you will be a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder on the record date, you may, upon proper showing to the subscription agent, exercise your beneficial owners' basic and over-subscription privileges through DTC. Any subscription rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC's PSOP Function on the "agents subscription over PTS" procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent.  DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

Determinations Regarding the Exercise of Subscription Rights.

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the subscription rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of subscription rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation; State and Foreign Jurisdiction" below.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 p.m., central time, on January 31, 2013, the expiration date of the rights offering, unless extended.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will no longer be exercisable and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless you have used the guaranteed delivery procedures described under “—Delivery of Subscription
Materials and Payment—Guaranteed Delivery Procedures.”

Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law. We may extend the expiration of the rights offering for a period not to exceed 45 days by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., central time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, we will amend this prospectus supplement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and distribute an updated prospectus supplement. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to distribute updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

No Revocation or Change

Once you submit the form of shareholder subscription rights agreement to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we make a fundamental change to the terms set forth in this prospectus supplement, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may also terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the rights holders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Regulatory Limitation: State and Foreign Jurisdiction

We will not be required, and we reserve the right, to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful.  We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed (i.e. subscription accepted and subscribed shares delivered) or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if there is a fundamental change to the rights offering. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Issuance of Common Stock

Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of common stock purchased by you in the rights offering as soon as practicable after the expiration of the rights offering. The subscription agent will effect delivery of the subscribed for shares of our common stock through the subscription agent's book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder's subscribed for shares of our common stock and the method by which the subscribing holder may access its account and, if desired, trade its shares. The statement of holdings will also detail the method by which rights holders may request to receive shares of our common stock in certificated form.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until shares are delivered via the book-entry registration statement or in certificated form.  Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your subscription rights. Unless otherwise instructed in the shareholder subscription rights agreement, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

Subscription Price

In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at $0.075 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your rights.

No Board Recommendation

Neither we, our board of directors nor any other person make any recommendation to you regarding whether you should exercise your subscription rights. You are urged to make your decision based on your evaluation of your own best interests and assessment of our business and the rights offering, after considering all of the information herein, including the risks set forth in the section of this prospectus supplement entitled “Risk Factors.”
Although each member of our board of directors has indicated his intent to exercise some or all of the subscription rights to the extent he has available resources, you should not view these indications as a recommendation by any member of our board of directors that you should sell or exercise your subscription rights.

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming that the rights offering is fully subscribed and that no outstanding options or warrants are exercised prior to the expiration of the rights offering, we expect that there will be 984,320,120 shares of our common stock outstanding immediately after completion of the rights offering.

Listing

The subscription rights will not be listed or quoted for trading on any stock exchange or market, nor on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be available for trading on the OTC Bulletin Board under the symbol “ERHE.”

Subscription Agent

The subscription agent for this offering is Corporate Stock Transfer, Inc. The address to which subscription documents, shareholder subscription rights agreements and subscription payments should be mailed or delivered by hand delivery, first class mail or overnight courier service is:

Corporate Stock Transfer, Inc.
Attention: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

 If you deliver subscription documents or shareholder subscription rights agreements in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay no commission or remuneration of any kind, other than fees charged by the subscription agent, to any person in connection with the distribution of the subscription rights or the sale of common stock upon exercise of such rights under the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the rights offering and related common stock issuance to holders of common stock that hold such stock as a capital asset (generally, property held for investment) for federal income tax purposes. The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice now in effect, all of which are subject to different interpretations and all of which are subject to change, possibly with retroactive effect.

This discussion does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the United States federal income tax considerations applicable to holders subject to special treatment under the United States federal income tax laws, such as (without limitation):

▪	certain expatriates or former long-term residents of the United States (including foreign corporations treated as domestic corporations under the Code);

▪	stockholders that hold the shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

▪	stockholders who hold the shares as a result of a constructive sale;

▪	stockholders whose functional currency is not the United States dollar;

▪	stockholders who acquired the shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

▪	stockholders that are partnerships (or other entities or arrangements treated as partnerships for United States federal income tax purposes) or other pass-through entities or owners thereof;

▪	financial institutions;

▪	insurance companies;

▪	tax-exempt entities;

▪	regulated investment companies;

▪	real estate investment trusts;

▪	dealers in securities or foreign currencies;

▪	foreign governments or international organizations;

▪	traders in securities that mark-to-market; and

▪	stockholders liable for alternative minimum tax.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our stock, the tax treatment of a partner in the partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) generally will depend upon the status of the partner (or member) and the activities of the partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes). A partner of a partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) holding our stock should consult its own tax advisor.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the rights offering or the related common stock issuance. The following summary does not address the tax consequences of the rights offering or the related common stock issuance under foreign, state, local or other tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED COMMON STOCK ISSUANCE TO SUCH HOLDER.

THIS SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER OR TAX PREPARER, FOR THE PURPOSE OF AVOIDING ANY UNITED STATES FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER OR TAX PREPARER, AND IS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE RIGHTS OFFERING. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL INCOME TAX LAWS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of United States Holders and Non-United States Holders

As used in this discussion, a ‘‘United States holder’’ refers to a beneficial owner of our stock who or which, for United States federal income tax purposes, is:

▪
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the ‘‘substantial presence’’ test under Section 7701(b) of the Code;

▪
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

▪	an estate whose income is subject to United States federal income taxation regardless of its source; or

▪
a trust (i) if its administration is subject to the primary supervision of a court within the United States and one or more ‘‘United States persons’’ (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) if it has a valid election in effect under applicable United States Treasury Regulations to be treated as a ‘‘United States person.’’

The term ‘‘non-United States holder’’ refers to any beneficial owner of our stock who or which is neither a United States holder nor a partnership (or other entity or arrangement treated as a partnership for United States federal tax purposes).

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

You should not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock or convertible debt or, as stated below, pay any dividends on our common stock. However, the fact that we have outstanding options and certain other equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution. We intend to take the position that the outstanding options and other equity-based awards do not cause the subscription rights issued pursuant to the rights offering to be part of a disproportionate distribution. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for United States federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise and Expiration of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate United States holders of our common stock are taxable at ordinary corporate income tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate United States holders of our common stock in taxable years beginning before January 1, 2013 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Dividends received by non-United States holders of our common stock are taxed at 30% or lower applicable rate available under an income tax treaty. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by United States holders that are individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by United States holders that are individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2012. Long-term capital gains recognized by United States holders that are corporations are taxable at ordinary corporate income tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

• the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

• the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

• we are or have been a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates as if it were a United States person as defined under the Code.  In addition, a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to our status as a USRPHC, we do not believe that we currently are, and do not expect to be, a USRPHC for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate United States holders of our common stock are taxable at ordinary corporate income tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate United States holders of our common stock in taxable years beginning before January 1, 2013 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by non-corporate holders of our common stock in taxable years beginning after December 31, 2012 will be taxed as ordinary income. Dividends received by non-United States holders of our common stock are taxed at 30% or lower applicable rate available under an income tax treaty. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a United States person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your United States federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is traded on the OTC Bulletin Board under the symbol "ERHE".  On December 17, 2012, there were approximately 2,199 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On December 20, 2012, the last closing sales price reported on the OTC BB for our common stock was $0.08 per share.

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the OTC Bulletin Board for the last three fiscal years.

	High	Low
	(Price per share)
Fiscal Year 2010
First Quarter	$0.73	$0.44
Second Quarter	0.75	0.35
Third Quarter	0.62	0.20
Fourth Quarter	0.42	0.20

Fiscal Year 2011
First Quarter	$0.30	$0.14
Second Quarter	0.24	0.14
Third Quarter	0.17	0.08
Fourth Quarter	0.18	0.09

Fiscal Year 2012
First Quarter	$0.10	$0.07
Second Quarter	0.10	0.07
Third Quarter	0.14	0.08
Fourth Quarter	0.16	0.09

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not currently anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. We intend instead to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors deemed relevant by the board of directors.

DESCRIPTION OF CAPITAL STOCK

Described below are the general terms of our common stock issuable upon exercise of the subscription rights, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Amended Articles of Incorporation, or articles of incorporation, and bylaws, copies of which are on file with the SEC as exhibits to our registration statement on Form S-1 filed by us with the SEC on January 8, 1998, as most recently amended as reflected in our Company Report on Form 8-K filed by us with the SEC on October 16, 2012.  See “Where You Can Find More Information.”

General

Our articles of incorporation authorize us to issue up to 3,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, with preferences and rights as determined by our board of directors.  At December 17, 2012, 737,833,835 shares of our common stock were issued and outstanding, and no preferred stock was outstanding.  We currently have approximately 30,186,139 shares of common stock reserved for issuance under outstanding options and warrants.  All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.   Subject to limitations under Colorado law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available for them.  To date, we have not paid any dividends on our common stock.  We intend to retain earnings, if any, to finance the continued development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Future determinations  regarding the payment of dividends is subject to the discretion of the board of  directors  and will  depend  upon a number of factors,  including future earnings,  capital requirements,  financial condition and the  existence or absence of any  contractual  limitations  on the payment of dividends.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.  Our common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

 Anti-Takeover Provisions

Some provisions of our amended articles of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might deem to be in the shareholder’s best interest.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.  In addition, our board of directors is authorized to make, alter or repeal our bylaws without further shareholder approval.

Limitation of Officers’ and Directors' Liability; Indemnification

The Colorado Business Corporation Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their officers and employees for monetary damages for breaches of directors’ fiduciary duties.

Under our articles of Incorporation, we may indemnify a person (including against reasonable expenses incurred by such person) in connection with any proceeding if such person was made a party to the proceeding because he is or was a director if he or she conducted himself/herself in good faith and he/she reasonably believed (i) in the case of conduct in his/her official capacity with the Company, that his/her conduct was in the Company’s best interests, or (ii) in the case of any criminal proceedings, that he/she had no reasonable cause to believe his/her conduct was unlawful.  The Company may not however indemnify a director in connection with (i) a proceeding by or in the right of the Company in which the director was adjudged liable to the corporation and (ii) in connection with any proceeding charging improper personal benefit to the Director, whether or not involving action in his official capacity, if he/she was adjudged liable on the basis that personal benefit was improperly received by him/her. We have not entered into separate indemnification agreements with any of our directors or officers.

We currently maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

We also have the right and/or duty to indemnify any officer, employee, or agent of the corporation who is not a director to the extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation's shareholders or directors, or in a contract.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing on OTC Bulletin Board

Our common stock is traded on the OTC Bulletin Board under the symbol "ERHE".

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

DESCRIPTION OF SUBSCRIPTION RIGHTS

Described below are the general terms of the subscription rights, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the description of our rights offering contained elsewhere in this prospectus supplement under “The Rights Offering.”

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.075 per full share was determined by our board of directors after a review of recent closing sales and volume weighted average prices of our common stock and a number of other factors. The subscription rights will entitle the holders of our common stock to purchase up to 246,486,285 shares of our common stock for an aggregate purchase price of approximately $18,486,471.

Each holder of record of our common stock will receive one subscription right for every three (3) shares of our common stock owned by such holder as of 5:00 p.m., central time, on the December 17, 2012 record date.  No fractional subscription rights or cash payment in lieu thereof will be distributed; rather, fractional subscription rights will rounded down to the nearest whole subscription right.  Each resulting subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.075 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the respective number of shares each subscription rights holder held as of the Record Date over the outstanding shares of the common stock at such time (in each case, without giving effect to the number of shares subscribed for under the basic subscription privilege).  If this pro rata allocation results in any rights holder receiving a greater number of common shares than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining common shares will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

Any purchase under the basic subscription privilege will be limited to that number of subscription rights distributed with respect to the number of shares of common stock held by shareholders at the record date, subject to adjustment to eliminate any fractional subscription rights, with the total subscription payment being adjusted accordingly.

In no event may a rights holder exercise over-subscription privileges to the extent that any such exercise would result in the rights holder purchasing more than  the maximum number of shares of common stock offered in the rights offering, less the number of shares that such rights holders may purchase under the basic subscription privilege.

PLAN OF DISTRIBUTION

On or about December 27, 2012, we will distribute this prospectus supplement and the form of shareholder subscription rights agreement accompanying this prospectus supplement to individuals who owned shares of common stock on December 17, 2012. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the shareholder subscription rights agreement and return it to the subscription agent, Corporate Stock Transfer, Inc., at the following address:

By Mail:	By Overnight Courier or By Hand:

Corporate Stock Transfer, Inc.	Corporate Stock Transfer, Inc.
Attn: Operations Department	Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430	3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209	Denver, Colorado 80209

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by (i) cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above, or (ii) wire transfer of immediately available funds directly into the account maintained by Corporate Stock Transfer, Inc. (as Subscription Agent for the Company) for purposes of accepting subscriptions in this rights offering at Key Bank, 1675 Broadway, Suite 300, Denver, CO  80202, ABA # 307070267, Account # 765071004376 Corporate Stock Transfer FBO ERHC Energy Inc., with reference to the subscription rights holder's name.

If you have any questions, you should contact Corporate Stock Transfer, Inc. at (303) 282-4800..

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as described herein, no commissions, fees or discounts will be paid in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $221,838.

Other than as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

ERHC Energy Inc.
5444 Westheimer Road, Suite 1440
Houston, Texas  77056
Attn: Sylvan Odobulu, Vice President (Administration) and Controller
(713) 626-4700

Additionally, you may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.erhc.com our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website as part of this prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the securities offered upon exercise of the subscription rights will be passed upon for us by Warner & Associates, PLLC.

EXPERTS

Our consolidated financial statements as of September 30, 2012 and 2011 and for each of the three years in the period ended September 30, 2012 incorporated by reference in this prospectus supplement from our Form 10-K for the year ended September 30, 2012 and the effectiveness of our internal control over financial reporting as of September 30, 2012, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.